Exhibit 99.1

Ampio Pharmaceuticals Announces Positive Study Results on OptinaTM for the Treatment of Diabetic Macular Edema

ENGLEWOOD, Colo., May 21, 2015 /PRNewswire/ – Ampio Pharmaceuticals, Inc. (NYSE MKT: AMPE) today announced positive results of the OptimEyes trial for DME. The OptimEyes trial was a multiple site, randomized, placebo controlled, parallel, double masked study to evaluate the safety and efficacy of two doses of oral Optina™ (adjusted to body mass index-BMI) in adult patients with Diabetic Macular Edema (DME).

The OptimEyes trial, with FDA guidance, was designed to include a wide variety of DME patients, some of whom had no therapeutic options and were progressing to blindness. Intraocular injections may have been contraindicated in these patients (example-patients with glaucoma, prior vitrectomy etc. and were included in our trials). Including patients not accepted in other trials of intraocular injections allowed us to better understand the effect of oral Optina™ in improving visual acuity (measured as best corrected visual acuity-BCVA, eye chart) and reducing edema ( as measured by optical coherence tomography-OCT) in all patients.

The goal of the study was to assess the safety and efficacy of oral Optina™, identify the patients who respond and the ideal dose.

•	Orally administered Optina™ was extremely safe with no drug related serious adverse events. There were no differences in side effect rates between placebo and the Optina™ arms.

Furthermore, we successfully identified a subgroup of patients based on BMI (n= 106 eyes) in which treatment with the optimal Optina™ dose resulted in significant improvements in both vision and retinal swelling. Results for this group are as follows:

•	Overall, 53 percent of patients included in the trial were refractory (unresponsive) to the approved intraocular injection therapies. These refractory patients showed a significant +6.2 letter improvement in visual acuity over the three month period of the study (P< 0.001). In the remaining 47 percent patients who were unable or unwilling to have eye injections, they showed a significant +3.1 letter improvement over the same period (p=0.04). The placebo group failed to achieve a significant increase in visual acuity in either of the subgroup of patients who were and were not refractory to intraocular injections over the same time period (+2.0 letters, p=0.20, +0.7 letters, p=0.72 respectively).

•	In addition to showing significant improvements in visual acuity, the patients had a significant decrease in retinal swelling of 46 microns (p=0.003). Again, the placebo group failed to show a significant change in retinal swelling (-12 microns, p=0.47).

Our plan is to continue the analysis, present the data to the FDA and once regulatory guidance is received, detailed information through appropriate channels such as conferences and publications will be distributed.

About Ampio Pharmaceuticals

Ampio Pharmaceuticals, Inc. is a development stage biopharmaceutical company primarily focused on the development of therapies to treat prevalent inflammatory conditions for which there are limited treatment options. We are developing compounds that decrease inflammation by (i) inhibiting specific pro-inflammatory compounds by affecting specific pathways at the protein expression and at the transcription level; (ii) activating specific phosphatase or depletion of the available phosphate needed for the inflammation process; and (iii) decreasing vascular permeability.

Forward Looking Statements

Ampio’s statements in this press release that are not historical fact and that relate to future plans or events are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by use of words such as “plan,” “continue”, “present,” “will be,” and similar expressions. These forward-looking statements include statements regarding Ampio’s plans with respect to the OptimEyes trial, which are subject to the risks associated with clinical trials, , regulatory approvals, and changes in business conditions and similar events. These risks include the uncertainty of the regulatory response to the sufficiency of trial data and trial design, that regulatory approval may not be obtained or delayed, and the risks and uncertainties detailed from time to time in Ampio’s filings with the Securities and Exchange Commission, including without limitation, under Ampio’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Ampio undertakes no obligation to revise or update these forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact

Gregory A. Gould

Ampio Pharmaceuticals, Inc.

Direct: (720) 437-6513

Email: ggould@ampiopharma.com

Media Contact

Tina Amirkiai

FleishmanHillard

Direct: (415) 318-4262

Email: tina.amirkiai@fleishman.com